Exhibit 99.1

bluebird bio Reports Third Quarter 2017 Financial Results and Recent Operational Progress

–	11 presentations across severe genetic diseases, immunotherapy and gene editing programs to be presented at the American Society of Hematology (ASH) Annual Meeting –
–	Early data from patients treated under the amended study protocol in HGB-206 Phase 1 study in patients with severe sickle cell disease (SCD) suggest improved LentiGlobin drug product engraftment -
–	Safety data observed in clinical study supports implementation of plerixafor mobilization in HGB-206 study protocol –
–	Regenerative Medicine Advanced Therapy Designation granted by U.S. FDA for LentiGlobin drug product in SCD –
-	Orphan drug designation granted for anti-BCMA CAR T therapy bb21217 –
-	Ended quarter with $1.1 billion in cash, cash equivalents and marketable securities –
-	Company to hold conference call to discuss ASH abstracts and quarterly updates today, November 1, 8:30 am ET –

CAMBRIDGE, Mass., November 1, 2017 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic diseases and T cell-based immunotherapies for cancer, today reported business highlights and financial results for the third quarter ended September 30, 2017.

“2017 has been a year focused on execution. In January, we outlined a set of goals intended to bring us closer to our 2022 vision of becoming the gene therapy products company,” said Nick Leschly, chief bluebird. “I’m pleased to say that we have accomplished many of these goals. We presented compelling data at ASCO, EHA and in the New England Journal of Medicine across all of our clinical programs, treated our first patient in the expansion cohort of our bb2121 Phase 1 multiple myeloma study and moved our second generation anti-BCMA CAR T program, bb21217, into the clinic. Coming into ASH, we have an early, but promising, indication that the changes we made in the HGB-206 study have had an improvement on engraftment and that mobilization and collection of stem cells using plerixafor may be a safe and viable option for patients with severe sickle cell disease. At ASH, we look forward to sharing additional data across our clinical programs as well as preclinical data that supports our future pipeline.”

Recent Highlights

•

ASH PRESENTATIONS – Today, bluebird bio announced that the company will present clinical and pre-clinical data in 11 abstracts spanning the company’s research and development portfolio. Included among the presentations will be updated clinical data for the company’s clinical studies of LentiGlobin: Northstar (HGB-204) in patients with transfusion-dependent β-thalassemia (TDT), HGB-205 in patients with TDT or severe sickle cell disease (SCD), Northstar-2 (HGB-207) in patients with TDT and non-β0/β0 genotypes and HGB-206 in patients with SCD. Updated data from the CRB-401 study of bb2121 anti-BCMA CAR T in patients with relapsed/refractory multiple myeloma will also be presented. The company will also present several preclinical and research posters.

•

HGB-206 UPDATED CLINICAL DATA – In the abstracts announced today, early results from 2 patients treated in the HGB-206 study using a modified protocol with LentiGlobin drug product (DP) manufactured under a refined manufacturing process demonstrate both higher DP vector copy number (VCN) and higher peripheral VCN after transplant. The toxicity profile observed was consistent with myeloablative conditioning with single-agent busulfan.

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HGB-206 PLERIXAFOR SAFETY DATA - Safety data exploring the use of plerixafor mobilization in 3 patients showed an acceptable safety profile and a larger cell dose yield. HGB-206 continues to enroll, and patients will be treated under the amended study protocol with DP made from cells obtained through apheresis following plerixafor mobilization.

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NORTHSTAR (HGB-204) UPDATED CLINICAL DATA – ASH abstracts include updated results from the Phase 1/2 Northstar (HGB-204) study in patients with TDT using the original manufacturing process. The updated efficacy outcomes suggested that treatment with LentiGlobin drug product can potentially have a durable effect on eliminating or substantially reducing blood transfusions, and indicated that less favorable outcomes were seen in patients who had a low vector copy number (VCN). The safety profile continues to be consistent with autologous transplantation. No drug-product related adverse events (AEs) have been observed, and there is no evidence of clonal dominance.

•

RMAT FOR LENTIGLOBIN IN SCD – In October, the U.S. Food and Drug Administration (FDA) granted Regenerative Medicine Advanced Therapy Designation for LentiGlobin for the treatment of patients with severe SCD. Under this designation, the FDA will work closely with bluebird bio to provide guidance on the future development of LentiGlobin, including providing advice on generating the evidence needed to support potential approval of the product candidate.

•

INTERIM LENTI-D DATA IN NEJM – In October, bluebird bio announced the publication in the New England Journal of Medicine of interim clinical data on the initial 17 patients treated in the Starbeam study of Lenti-D drug product in cerebral adrenoleukodystrophy (CALD). These data were also presented at the Child Neurology Society (CNS) Annual Meeting. As of August 25, 2017, 15/17 patients (88%) in the initial study cohort remained free of major functional disabilities (MFDs) at 24 months, the primary endpoint of the trial. The safety profile of Lenti-D was consistent with myeloablative conditioning. No patients treated with Lenti-D had graft versus host disease (GvHD), and there was no graft rejection or clonal dominance. An expansion cohort of the Starbeam study is enrolling additional patients to enable the manufacture of Lenti-D in Europe and subsequent treatment of subjects in Europe, and to bolster the overall clinical data package for potential future regulatory filings in the United States and Europe.

•

FIRST PATIENT TREATED IN BB21217 STUDY - In September, bluebird bio announced that the first patient was treated in CRB-402, the company’s Phase 1 study of bb21217 in patients with relapsed/refractory multiple myeloma. bb21217 is an anti-BCMA CAR T product candidate manufactured in the presence of a PI3 kinase inhibitor, designed to enrich for a more potent, longer-living T cell subtype that in preclinical in vivo studies showed improved anti-tumor activity. Subsequent to study initiation, in September Celgene exercised its option to exclusively license bb21217 resulting in a $15 million option exercise payment from Celgene. Also in September, the U.S. Food and Drug Administration (FDA) granted orphan drug designation for bb21217.

•

CRB-401 ADVANCES TO EXPANSION COHORT – In September, bluebird bio announced that the first patient was treated in the expansion cohort of CRB-401, the company’s Phase 1 study of bb2121 anti-BCMA CAR T therapy in patients with relapsed/refractory multiple myeloma. Patients in the expansion cohort will be treated at a dose range of 150 to 450 x 10[6] CAR+ T cells and will be required to have prior exposure to a proteasome inhibitor, an immunomodulatory agent and daratumumab.

•

NEW BOARD APPOINTMENT – In September, Mary Lynne Hedley, PhD, was appointed to the Board of Directors. bluebird bio also announced that with Dr. Hedley’s appointment, John Maraganore, Ph.D. transitioned off the Board of Directors.

Third Quarter 2017 Financial Results

•	Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2017 were $1.1 billion, compared to $884.8 million as of December 31, 2016, an increase of $257.8 million.
•

Revenues: Total revenue was $7.7 million for the third quarter of 2017 compared to $1.6 million for third quarter of 2016. The increase is attributable to the commencement of revenue recognition for the bb2121 license and manufacturing services under the company’s agreement with Celgene and revenue recognized under bluebird bio’s out-licensing agreement with Novartis Pharma AG (Novartis). In August, Novartis received FDA approval of KYMRIAH™ and as a result, the company expects to recognize royalty revenue beginning in the fourth quarter of 2017.
•

R&D Expenses: Research and development expenses were $61.5 million for the third quarter of 2017 compared to $64.0 million for the third quarter of 2016. The decrease in research and development expenses was attributable to decreased platform related expenses as a result of a one-time $15.0 million upfront license payment expensed in the third quarter of 2016, partially offset by increased employee-related costs due to increased headcount to support overall growth, increased clinical trial costs, and increased facility related costs.

•

G&A Expenses: General and administrative expenses were $23.0 million for the third quarter of 2017 compared to $14.6 million for the third quarter of 2016. The increase in general and administrative expenses was attributable to increased employee-related costs due to increased headcount to support overall growth, increased commercial-related costs attributable to market research costs, increased facility-related expenses, and increased professional and consulting fees.

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Cost of License Revenue: Cost of license revenue was $1.1 million for the third quarter of 2017.  Cost of license revenue is composed of amounts payable to third party licensors in connection with amounts received under our out-license arrangement with Novartis.

•	Net Loss: Net loss was $78.8 million for the third quarter of 2017 compared to $77.0 million for the third quarter of 2016.

Webcast Information

bluebird bio will host a live webcast at 8:30 a.m. ET on Wednesday, November 1, 2017. The live webcast can be accessed under "Calendar of Events" in the Investors and Media section of the company's website at www.bluebirdbio.com. Alternatively, investors may listen to the call by dialing (844) 825-4408 from locations in the United States or (315) 625-3227 from outside the United States. Please refer to conference ID number 3795968.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin® BB305 product candidate, currently in three clinical studies for the treatment of transfusion-dependent β-thalassemia, also known as β-thalassemia major, and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology programs, bb2121 and bb21217, are anti-BCMA CAR T programs partnered with Celgene. bb2121 and bb21217 are each currently being studied in Phase 1 trials for the treatment of relapsed/refractory multiple myeloma. bluebird bio also has discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, and Europe.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.  All other trademarks are the property of their respective owners.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial condition and results of operations, as well as the advancement of, and anticipated development and regulatory milestones and plans related to the Company’s product candidates and clinical studies. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks that the preliminary results from our clinical trials will not continue or be repeated in our ongoing clinical studies, the risk of cessation or delay of any of the ongoing or planned clinical studies and/or our development of our product candidates, the risk of a delay in the enrollment of patients in our clinical studies, the risks that the changes we have made in the LentiGlobin drug product manufacturing process or the HGB-206 clinical study protocol will not result in improved patient outcomes, risks that the current or planned clinical studies of the LentiGlobin drug product will be insufficient to support regulatory submissions or marketing approval in the United States and European Union, risks that the current clinical study of Lenti-D will be insufficient to support regulatory submissions or marketing approval in the United States and European Union, the risk that our collaborations, including our collaboration with Celgene, will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

bluebird bio, Inc.

Condensed Consolidated Statements of Operations Data

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
License revenue	$ 2,500	$ —	$ 13,070	$ —
Collaboration revenue	5,211	1,552	18,189	4,603
Total revenues	7,711	1,552	31,259	4,603
Operating expenses:
Research and development	61,545	63,971	180,464	147,642
General and administrative	22,982	14,623	64,463	48,941
Cost of license revenue	1,100	—	1,520	—
Change in fair value of contingent consideration	(258)	1,098	205	3,515
Total operating expenses	85,369	79,692	246,652	200,098
Loss from operations	(77,658)	(78,140)	(215,393)	(195,495)
Interest (expense) income, net	(1,155)	937	(1,842)	2,871
Other (expense) income, net	8	—	(1,180)	(68)
Loss before income taxes	(78,805)	(77,203)	(218,415)	(192,692)
Income tax benefit	—	178	—	549
Net loss	$ (78,805)	$ (77,025)	$ (218,415)	$ (192,143)
Net loss per share - basic and diluted:	$ (1.73)	$ (2.07)	$ (5.14)	$ (5.19)
Weighted-average number of common shares used in computing net loss per share - basic and diluted:	45,648	37,201	42,524	37,026

bluebird bio, Inc.

Condensed Consolidated Balance Sheets Data

(unaudited)

(in thousands)

	As of September 30, 2017	As of December 31, 2016
Cash, cash equivalents and marketable securities	$ 1,142,630	$ 884,830
Total assets	1,405,756	1,118,122
Total liabilities	264,438	248,682
Total stockholders' equity	1,141,318	869,440

Contact:

Investors and Media:

bluebird bio, Inc.

Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com